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                                                                     EXHIBIT 2.1




               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

                           DATED AS OF MARCH 31, 2000

                                 BY AND BETWEEN

                               DELUXE CORPORATION

                                       AND

                               EFUNDS CORPORATION
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                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS.......................................................2
     Section 1.01     Definitions............................................2
ARTICLE II  THE IPO AND THE DISTRIBUTION.....................................6
     Section 2.01     The IPO and Other Primary Offerings....................6
     Section 2.02     Transactions Prior to the IPO..........................6
     Section 2.03     Conditions Precedent to Consummation of the IPO........7
     Section 2.04     The Distribution.......................................8
     Section 2.05     Certain Stockholder Matters............................8
     Section 2.07     Further Assurances Regarding the Distribution..........9
     Section 2.08     Abandonment of the Distribution........................9
ARTICLE III  EXPENSES.......................................................10
     Section 3.01     General...............................................10
     Section 3.02     Certain Expenses Relating to the IPO and any
                      Other Primary Offerings by eFunds.....................10
     Section 3.03     Certain Expenses Relating to the Distribution.........11
ARTICLE IV  ACCESS TO INFORMATION...........................................11
     Section 4.01     Restrictions on Disclosure of Information.............11
     Section 4.02     Legally Required Disclosure of Confidential
                      Information...........................................11
     Section 4.03     Access to Information.................................12
     Section 4.04     Record Retention......................................12
ARTICLE V  COVENANTS........................................................13
     Section 5.01     Auditors and Audits; Annual and Quarterly Statements
                      and Accounting........................................13
     Section 5.02     No Violations.........................................15
     Section 5.03     Other Agreements......................................15
ARTICLE VI  OPTIONS.........................................................15
     Section 6.01     Options...............................................15
     Section 6.02     Notice................................................16
     Section 6.03     Option Exercise and Payment...........................16
     Section 6.04     Effect of Failure to Exercise.........................17
     Section 6.05     Termination of Options................................17
ARTICLE VII  INDEMNIFICATION................................................17
     Section 7.01     Indemnification Procedures............................17
ARTICLE VIII  CONDITION TO CONSUMMATION OF TRANSACTIONS; TERMINATION........20
     Section 8.01     Condition.............................................20
     Section 8.02     Termination...........................................20
ARTICLE IX  MISCELLANEOUS...................................................20
     Section 9.01     Limitation of Liability...............................20
     Section 9.03     Waiver................................................20
     Section 9.04     Remedies..............................................21
     Section 9.05     Performance...........................................21
     Section 9.06     References; Construction..............................21
     Section 9.07     Amendments............................................21
     Section 9.08     Successors and Assignment.............................21

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     Section 9.09     Severability..........................................21
     Section 9.10     Entire Agreement......................................22
     Section 9.11     Notices...............................................22
     Section 9.12     Governing Law.........................................23
     Section 9.13     Counterparts..........................................23

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     INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT (this "AGREEMENT") dated as of March 31, 2000, by and between Deluxe Corporation, a Minnesota Corporation ("Deluxe"), and eFunds Corporation, a Delaware corporation and a wholly owned subsidiary of Deluxe ("eFunds"). Certain capitalized terms used herein are defined in Article I of this Agreement.

                                    RECITALS

     WHEREAS, the Board of Directors of Deluxe has determined that it would be appropriate and desirable to completely separate the eFunds Business from Deluxe;

     WHEREAS, Deluxe and eFunds have previously entered into the Assignment and Assumption Agreement, dated as of March 31, 2000 (the "Separation Date"), pursuant to which Deluxe has contributed and assigned to eFunds and eFunds has received and assumed, the assets and liabilities then associated with the eFunds Business as described therein (the "Assignment and Assumption Agreement");

     WHEREAS, Deluxe currently owns all of the issued and outstanding capital stock of eFunds;

     WHEREAS, Deluxe and eFunds currently contemplate that, following the contribution and assumption of assets and liabilities, eFunds proposes to make an initial public offering ("IPO") of an amount of its common stock pursuant to a registration statement on form S-1 pursuant to the Securities Act of 1933, as amended, that, together with all derivative shares, will reduce Deluxe's ownership of eFunds to not less than 80.1%;

     WHEREAS, Deluxe currently contemplates that, several months following such IPO, Deluxe will distribute to the holders of its common stock by means of an exchange offer and/or a pro rata distribution all of the shares of eFunds Stock owned by Deluxe (the "Distribution");

     WHEREAS, Deluxe and eFunds intend that the contribution and assumption of assets and liabilities and the Distribution will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

     WHEREAS, the parties intend in this Agreement, including the Exhibits attached hereto, to set forth the principal arrangements between them regarding such Initial Public Offering and Distribution.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01 Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

     "Affiliates" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person; provided, however, that for purposes of this Agreement, (i) Deluxe and its Subsidiaries (other than eFunds and its Subsidiaries) shall not be considered Affiliates of eFunds and (ii) eFunds and its Subsidiaries shall not be considered Affiliates of Deluxe.

     "Agreement" has the meaning ascribed thereto in the Preamble.

     "Ancillary Agreements" means the Registration Rights Agreement, Transitional Services Agreement, Employee Benefits Agreement, Real Estate Agreements, Master Agreement, ONE Channel Management Agreement, Data Sharing Agreements, Loan Agreement, Third Party Indemnification Agreement, Government Services Indemnity Agreement and the Tax-Sharing Agreement.

     "Confidential Information" means, with respect to any party hereto, (i) any Information concerning such party, its business or any of its Affiliates that such party or its Affiliates treat as confidential or proprietary or is a trade secret of any of them that was obtained by another party hereto, (ii) any Information concerning such party that is obtained by another party under
Section 4.03, or (iii) any other Information obtained by, or furnished to, another party hereto; provided, that, such Information shall no longer be deemed Confidential Information, to the extent that it is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates, (ii) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to such Confidential Information, (iv) required to be disclosed by law, governmental order or the rules and regulations of the SEC, or (v) mutually agreed to by the parties.

     "Data Sharing Agreements" means the agreements to be entered into on or before the IPO Effective Date between Deluxe and eFunds concerning (a) the provision of consumer account information of Checks Unlimited to eFunds, (b) the ability of eFunds to submit groups of bank routing numbers to Deluxe to obtain check order history files from Deluxe for use in eFunds' Debit Bureau operations, (c) the provision of eFunds data regarding closed consumer accounts to Deluxe and (d) the provision of ACH services to Deluxe by eFunds.

     "Deluxe" has the meaning ascribed thereto in the Preamble.

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     "Deluxe Business" means any assets, business or operations of Deluxe or any of its Affiliates other than the eFunds Business.

     "Deluxe Common Stock" means the common stock, par value $1.00 per share, of Deluxe.

     "Deluxe Group" includes for federal income tax purposes, Deluxe, its Affiliates, eFunds and its Affiliates.

     "Deluxe's Auditors" has the meaning ascribed thereto in Section 5.01(b).

     "Deluxe Transfer Agent" means the company designated by Deluxe as the transfer agent and registrar for the Deluxe Common Stock.

     "Distribution" has the meaning ascribed thereto in the Preamble.

     "Distribution Date" is the date upon which the Distribution is consummated.

     "eFunds" has the meaning ascribed thereto in the Preamble.

     "eFunds Business" has the meaning ascribed thereto in Section 1.1 of the Assignment and Assumption Agreement.

     "eFunds Nonvoting Stock" means any class of eFunds' capital stock not representing the right to vote generally for the election of directors.

     "eFunds Nonvoting Stock Option" has the meaning ascribed thereto in Section 6.01(c).

     "eFunds Nonvoting Stock Option Notice" has the meaning ascribed thereto in
Section 6.02.

     "eFunds Stock" means any class of eFunds capital stock, including any class of eFunds Voting Stock and any class of eFunds Nonvoting Stock.

     "eFunds Voting Stock" means the common stock, par value $0.01 per share of eFunds, and any other class of eFund's capital stock representing the right to vote generally for the election of directors.

     "eFunds Voting Stock Option" has the meaning ascribed thereto in Section 6.01(a).

     "eFunds Voting Stock Option Notice" has the meaning ascribed thereto in
Section 6.02.

     "Employee Benefits Agreement" means the agreement to be entered into on or before the IPO Effective Date between Deluxe and eFunds concerning the provision of employee benefits to employees of eFunds and the separation of employee benefit plans and agreements in connection with the Distribution.

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     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

     "Government Services Indemnity Agreement" means the agreement to be entered into on or before the IPO Effective Date between Deluxe and eFunds whereby Deluxe will agree to indemnify eFunds with respect to certain losses that may be sustained in connection with the government services business.

     "Information" means all records, books, contracts, instruments, computer data and other data.

     "IPO Effective Date" means the date on which the IPO Registration Statement is declared effective by the SEC.

     "IPO Registration Statement" means the Registration Statement on Form S-1, of eFunds, including all exhibits thereto and as supplemented and amended from time to time.

     "Issuance Event" has the meaning ascribed thereto in Section 6.02.

     "Issuance Event Date" has the meaning ascribed thereto in Section 6.02.

     "Loan Agreement" means the agreement to be entered into between Deluxe and eFunds on or before the IPO Effective Date whereby Deluxe will provide eFunds with a $75,000,000 revolving credit facility.

     "Losses" means all losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal and other external advisors fees and expenses).

     "Market Price" of any shares of eFunds Voting Stock on any date means (i) the average of the last sale price of such shares on each of the five trading days immediately preceding such date on the New York Stock Exchange or Nasdaq Stock Market's National Market ("Nasdaq") or, if such shares are not listed thereon, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded or (ii) if such sale prices are unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to eFunds and Deluxe.

     "Master Agreement" means the agreement to be entered into on or before the IPO Effective Date between Deluxe and iDLX Corporation, a wholly owned subsidiary of eFunds, pursuant to which iDLX Corporation will provide Deluxe with information technology development services, maintenance and support, financial shared services and order entry services.

     "ONE Channel Management Agreement" means the agreement to be entered into on or before the IPO Effective Date between Deluxe and eFunds that will govern Deluxe's provision

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and support of its proprietary ONE system for eFunds, such that eFunds products are available to financial institutions through any ONE product configuration.

     "Owning Party" has the meaning ascribed thereto in Section 4.02.

     "Person" means any individual, corporation, limited or general partnership, limited liability company, joint venture association, joint stock company, trust unincorporated organization or government or any agency or political subdivision thereof.

     "Prior Relationship" means the ownership relationship between Deluxe and eFunds at any time prior to the Distribution Date.

     "Real Estate Agreements" means the leases and subleases to be entered into on or before the IPO Effective Date between Deluxe or its Subsidiaries, as lessor or sublessor, and eFunds or its Subsidiaries as lessee or sublessee with respect to the FSG space or space for equipment and the lease to be entered into between eFunds or its Subsidiaries as lessor and Deluxe or its Subsidiaries as lessee with respect to the building located in Phoenix, Arizona.

     "Registration Rights Agreement" means the Registration Rights Agreement to be entered into on or before the IPO Effective Date between Deluxe and eFunds.

     "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

     "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

     "Related Parties" has the meaning ascribed thereto in Section 4.03.

     "Representatives" means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     "Requestor" has the meaning ascribed thereto in Section 4.03.

     "Retention Period" has the meaning ascribed thereto in Section 4.04.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

     "Subsidiary" means, with respect to any Person, any other Person a majority of the equity ownership or voting stock of which is at the time owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person; provided, however, that unless the context otherwise requires prior to the Distribution, a Subsidiary of Deluxe shall only include Persons

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who would be a Subsidiary of Deluxe assuming the Distribution has occurred immediately prior to the determination as to whether such Person were a Subsidiary of Deluxe.

     "Tax-Sharing Agreement" means the tax-sharing agreement to be entered into on or before the IPO Effective Date between Deluxe and eFunds.

     "Third Party Claim" has the meaning ascribed thereto in Section 7.01(b).

     "Third Party Indemnification Agreement" means the third party indemnification agreement to be entered into on or before the IPO Effective Date between Deluxe and eFunds whereby eFunds will agree to indemnify Deluxe with respect to any payments made under guarantees that Deluxe provided to third parties or pursuant to master agreements that Deluxe has entered into with respect to equipment provided to eFunds or performance of eFunds.

     "Transitional Services Agreement" means the transitional services agreement to be entered into on or before the IPO Effective Date between Deluxe and eFunds covering the provision of certain transitional services to each other.

                                   ARTICLE II
                          THE IPO AND THE DISTRIBUTION

     Section 2.01 The IPO and Other Primary Offerings . Until the Distribution Date, eFunds shall consult with, and cooperate in all respects with, Deluxe in connection with any primary offering of the eFunds Voting Stock or any other securities of eFunds and shall, at Deluxe's direction, promptly take any and all actions necessary or desirable to consummate the IPO and the Distribution.

     Section 2.02 Transactions Prior to the IPO. Subject to the conditions specified in Section 2.03, Deluxe and eFunds shall use their reasonable commercial efforts to consummate the IPO. Such efforts shall include, but not necessarily be limited to, those specified in this Section 2.02.

     (a) Registration Statement. eFunds shall file the IPO Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by law or by the managing underwriters for the IPO (the "Underwriters"), including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the underwriting agreement to be entered into among eFunds and the Underwriters (the "Underwriting Agreement"), the SEC or federal, state or foreign securities laws. Deluxe and eFunds shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the common stock of eFunds under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Distribution or the other transactions contemplated by this Agreement.

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     (b) Underwriting Agreement. eFunds shall enter into the Underwriting
Agreement, in form and substance reasonably satisfactory to eFunds, and shall comply with its obligations thereunder.

     (c) Other Matters. Deluxe and eFunds shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

     (d) Blue Sky. eFunds shall use its reasonable commercial efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

     (e) NYSE or Nasdaq Listing. eFunds shall prepare, file and use reasonable commercial efforts to seek to make effective, an application for listing of the common stock of eFunds issued in the IPO on the New York Stock Exchange (the "NYSE") or Nasdaq, subject to official notice of issuance.

     Section 2.03 Conditions Precedent to Consummation of the IPO. As soon as practicable after the date hereof, the parties hereto shall use their reasonable commercial efforts to satisfy the conditions listed below to the consummation of the IPO. The obligations of the parties to use their reasonable commercial efforts to consummate the IPO shall be conditioned on the satisfaction, or waiver by Deluxe, of the following conditions:

     (a) Registration Statement. The IPO Registration Statement shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto.

     (b) Blue Sky. The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 2.02 shall have been taken and, where applicable, have become effective or been accepted.

         (c) NYSE or Nasdaq Listing. The common stock of eFunds to be issued in the IPO shall have been accepted for listing on the NYSE or Nasdaq, subject to official notice of issuance.

     (d) Underwriting Agreement. eFunds shall have entered into the Underwriting Agreement and all conditions to the obligations of eFunds and the Underwriters shall have been satisfied or waived.

     (e) eFunds Stock Ownership. Using whatever method that it determines appropriate in its sole discretion, Deluxe shall be satisfied in its sole discretion that at all times prior to the Distribution it will own at least 80.1% of (i) the total combined voting power of all classes of eFunds Voting Stock and (ii) each class of eFunds Nonvoting Stock. All other conditions to permit the Distribution to qualify as a tax-free distribution under Section 355 of the Code shall, to the extent applicable as of the time of the IPO, be satisfied. There shall be no event or

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condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

     (f) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Assignment and Assumption Agreement or the IPO or any of the other transactions contemplated by this Agreement shall be in effect.

     (g) Other Actions. Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO shall have been taken.

     (h) No Termination. This Agreement shall not have been terminated.

     Section 2.04 The Distribution. Deluxe currently intends, following the consummation of the IPO, to complete the Distribution during 2000. Deluxe shall, in its sole and absolute discretion, determine whether to proceed with all or part of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Deluxe may at any time and from time to time until the completion of the Distribution abandon, modify or change any or all of the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. eFunds shall cooperate with Deluxe in all commercially reasonable respects to accomplish the Distribution and shall, at Deluxe's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of eFunds Voting Stock on an appropriate registration form or forms to be designated by Deluxe. Deluxe shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any other institutions providing services in connection with the Distribution.

     Section 2.05 Certain Stockholder Matters. From and after the distribution of eFunds Stock in connection with any transaction(s) included as part of the Distribution and until such eFunds Stock is duly transferred in accordance with applicable law, eFunds shall regard the Persons receiving eFunds Stock in such transaction(s) as record holders of eFunds Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. eFunds agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of eFunds Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of eFunds Stock then held by such holder. Deluxe shall cooperate, and shall instruct the Deluxe Transfer Agent to cooperate, with eFunds and the eFunds Transfer Agent, and eFunds shall cooperate, and shall instruct the eFunds Transfer Agent to cooperate, with Deluxe and the Deluxe Transfer Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of eFunds

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Stock distributed to the holders of Deluxe Common Stock in connection with any transaction(s) included as part of the Distribution. Following the Distribution, Deluxe shall promptly, but in no event no later than two business days thereafter, instruct the Deluxe Transfer Agent to deliver to the eFunds Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Deluxe Common Stock receiving shares of eFunds Stock in connection with any transaction(s) included as part of the Distribution.

     Section 2.06 Prior Relationship. eFunds, with respect to eFunds and its Affiliates, and Deluxe, with respect to Deluxe and its Affiliates, agree to take all commercially reasonable action to discontinue their respective uses as promptly as is commercially reasonable of any printed material that indicates an ownership or other relationship between or among Deluxe and eFunds or any of their respective Affiliates that has changed as a result of the IPO, the Distribution or any other transactions contemplated hereby; provided, that, this
Section 2.06 shall not prohibit the use of printed material containing appropriate and accurate references to such relationship.

     Section 2.07 Further Assurances Regarding the Distribution. In addition to the actions specifically provided for elsewhere in this Agreement, eFunds shall, at Deluxe's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, eFunds shall, at Deluxe's direction, cooperate with Deluxe, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Deluxe in order to consummate and make effective the Distribution.

     Section 2.08 Abandonment of the Distribution. The parties expressly acknowledge and agree that Deluxe is not obligated in any respect to proceed with or complete the Distribution and that Deluxe may, in its sole and absolute discretion, at any time abandon its plans to proceed with or complete the Distribution. In the event that Deluxe so determines that it no longer intends to proceed with or complete the Distribution, Deluxe shall provide to eFunds a written notification of such determination (an "Abandonment Notice"). Effective as of the date of the Abandonment Notice, (a) this Agreement shall terminate, become null and void and have no further force and effect and (b) Deluxe's rights, and eFunds' obligations, set forth in the Registration Rights Agreement shall immediately become effective.

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                                   ARTICLE III
                                    EXPENSES

     Section 3.01 General. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the IPO or the Distribution, all costs and expenses of either party hereto in connection with the IPO and the Distribution shall be paid by the party that incurs such costs and expenses.

     Section 3.02 Certain Expenses Relating to the IPO and any Other Primary Offerings by eFunds. eFunds shall cause to be paid from the proceeds of the IPO all out-of-pocket expenses (including, without limitation, fees and expenses of eFunds and Deluxe's counsel and accountants or other third parties) relating to the IPO or any other primary offering by eFunds prior to the Distribution Date, including, without limitation, (i) the preparation, printing and filing of the IPO Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto or any other registration statements, (ii) the preparation, printing and delivery to any underwriters of any underwriting agreement, any agreement among underwriters and any other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the eFunds Voting Stock or any other securities of eFunds, (iii) the preparation, issuance and delivery of the certificates for the eFunds Voting Stock or any other securities of eFunds to any underwriters or any other purchasers, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the eFunds Voting Stock or any other securities of eFunds to any underwriters or any other securities, (iv) the qualification of the eFunds Voting Stock or any other securities of eFunds under the securities laws in accordance with any state (Blue Sky laws), including filing fees and the reasonable fees and disbursements of counsel for any underwriters in connection therewith and in connection with the preparation of any Blue Sky survey and any supplement thereto, (v) the printing and delivery to any underwriters of copies of each preliminary prospectus, any term sheets and of the final prospectus and any amendments or supplements thereto, (vi) the preparation, printing and delivery to any underwriters of copies of any Blue Sky survey and any supplement thereto, (vii) the fees and expenses of any transfer agent or registrar for the eFunds Voting Stock or any other securities of eFunds, (viii) the filing fees incident to, the review by the National Association of Securities Dealers, Inc. (the "NASD") of the terms of the sale of the eFunds Voting Stock or any other securities of eFunds and (ix) the fees and expenses incurred in connection with the listing of the eFunds Voting Stock or any other securities of eFunds on the NYSE, Nasdaq, any other national securities exchange or any national over the counter quotation system, (x) any other fees and disbursements payable to the underwriters in connection with the IPO, whether in the form of an underwriting discount or otherwise, (xi) the preparation and implementation of the Assignment and Assumption Agreement, and (xii) any miscellaneous expenses incurred in connection with the IPO such as travel expenses.

     Section 3.03 Certain Expenses Relating to the Distribution. Deluxe shall pay all out-of-pocket expenses relating to the Distribution, including (i) the fees and expenses of the underwriter or dealer-manager, (ii) the fees and expenses of eFunds and Deluxe's attorneys, accountants and other advisors, (iii) the preparation, printing, filing (including under federal and

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state securities laws), mailing and publishing of the offering materials relating to the eFunds Stock, (iv) the preparation, printing and delivery of any certificates or documents entered into in connection with the Distribution, (v) the fees and Stock, (v) the fees and expenses incurred in connection with the listing of the eFunds Stock with the NYSE or Nasdaq, any other national securities exchange or any national over the counter quotation system, if applicable and (vi) any other fees incurred in connection with the Distribution.

                                   ARTICLE IV
                              ACCESS TO INFORMATION

     Section 4.01 Restrictions on Disclosure of Information.

     (a) Without limiting any rights or obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, with respect to Confidential Information that is not a trade secret of the disclosing party or its Affiliates for a period of three years following the date hereof, otherwise for a perpetual period, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed.

     (b) Each of the parties hereto shall maintain, and shall cause its respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 4.01.

     Section 4.02 Legally Required Disclosure of Confidential Information. If any of the parties to this Agreement or any of their respective Affiliates or Representatives become legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.02. All expenses reasonably incurred in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.02, the disclosing party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information it is compelled by law to disclose, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and
(c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

     Section 4.03 Access to Information.

     (a) During the Retention Period, each of the parties hereto shall cooperate with and afford, and shall cause their respective Affiliates, Representatives, Subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not Affiliates (collectively, "Related Parties") to cooperate with, and afford to the other party, reasonable access upon reasonable advance written request to all information (other than information created after the Distribution Date (i) the disclosure of which would have the effect of waiving a legal privilege, (ii) which is the subject of a confidentiality agreement between such party and a third party which prohibits disclosure to the other party, or (iii) which is necessary or desirable to fulfill any obligations of Requestor under contracts existing as of the Distribution Date, provided, that, such party shall use all commercially reasonable efforts to obtain such third party's consent to disclosure of such information) within such party's or any Related Party's possession. Access to the requested information shall be provided so long as it relates to the requesting party's (the "Requestor") assets, business and operations, and access is reasonably required by the Requestor as a result of the parties' Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties hereto), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, information reasonably necessary for the preparation of reports required by or filed under the Securities Act or the Exchange Act with respect to any period entirely or partially prior to the Distribution Date or any other reasonable purpose.

     (b) Each party agrees to cooperate fully to allow access to each other's employees (i) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party and (ii) with respect to any claims brought against the other involving the conduct of the eFunds Business prior to the Distribution Date.

     Section 4.04 Record Retention. Deluxe and eFunds shall preserve and keep all of their respective books and records in the possession of such party or its Related Parties, whether in electronic form or otherwise, for no less than the later of (i) the record retention policy of Deluxe and eFunds as in effect as of the Distribution Date or (ii) any period as may be required by any laws, regulations or rulings promulgated thereunder of any jurisdiction (or of any political subdivision or taxing authority thereof) (the "Retention Period"), at such party's sole cost and expense. Deluxe shall deliver to eFunds on the Distribution Date any and all original corporate organization books that Deluxe has in its possession relating solely to the eFunds Business, copies of which Deluxe may retain at its own expense. Upon reasonable prior written request, Deluxe and eFunds shall deliver to the other copies of any and all books and records that Deluxe or eFunds, as the case may be, has in its possession relating to the eFunds Business or the Deluxe Business, respectively.

                                    ARTICLE V
                                    COVENANTS

     Section 5.01 Auditors and Audits; Annual and Quarterly Statements and Accounting. Each party agrees that, for so long as Deluxe is required in accordance with United States generally accepted accounting principles and rules and regulations established by the SEC to consolidate eFunds's results of operations and financial position:

     (a) Selection of Auditors. eFunds shall not select a different accounting firm than Deloitte & Touche LLP to serve as its (and its Subsidiaries') independent certified public accountants ("eFunds's Auditors") for purposes of providing a report on its consolidated financial statements without Deluxe's prior written consent (which shall not be unreasonably withheld).

     (b) Date of Auditors' Report and Quarterly Reviews. eFunds shall use its reasonable commercial efforts to enable the eFunds Auditors to complete their audit such that they will date their report on eFunds's audited annual financial statements on the same date that Deluxe's independent certified public accountants ("Deluxe's Auditors") date their report on Deluxe's audited annual financial statements, and to enable Deluxe to meet its timetable for the printing, filing and public dissemination of Deluxe's annual financial statements. eFunds shall use its reasonable commercial efforts to enable the eFunds Auditors to complete their quarterly review procedures such that they will provide a review report on eFunds's quarterly financial statements on the same date that Deluxe's Auditors provide a review report on Deluxe's quarterly financial statements.

     (c) Annual and Quarterly Financial Statements. eFunds shall provide to Deluxe on a timely basis all Information that Deluxe reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Deluxe's annual and quarterly financial statements. Without limiting the generality of the foregoing, eFunds will provide all required financial Information with respect to eFunds and its Subsidiaries to eFunds's Auditors in a sufficient and reasonable time and in sufficient detail to permit eFunds's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Deluxe's Auditors with respect to Information to be included or contained in Deluxe's annual and quarterly financial statements. Similarly, Deluxe shall provide to eFunds on a timely basis all Information that eFunds reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of eFunds's annual and quarterly financial statements. Without limiting the generality of the foregoing, Deluxe will provide all required financial Information with respect to Deluxe and its Subsidiaries to Deluxe's Auditors in a sufficient and reasonable time and in sufficient detail to permit Deluxe's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to eFunds's Auditors with respect to Information to be included or contained in eFunds's annual and quarterly financial statements.

     (d) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. eFunds shall authorize eFunds's Auditors to make available to Deluxe's Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of eFunds and work papers related to the annual audits and quarterly reviews of eFunds, in all cases within a reasonable time prior to eFunds's Auditors' report date, so that Deluxe's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of eFunds's Auditors as it relates to Deluxe's Auditors' report on Deluxe's financial statements, all within sufficient time to enable Deluxe to meet its timetable for the printing, filing and public dissemination of Deluxe's annual and quarterly statements. Similarly, Deluxe shall authorize Deluxe's Auditors to make available to eFunds's Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Deluxe and work papers related to the annual audits and quarterly reviews of Deluxe, in all cases within a reasonable time prior to Deluxe's Auditors' report date, so that eFunds's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Deluxe's Auditors as it relates to eFunds's Auditors' report on eFunds's statements, all within sufficient time to enable eFunds to meet its timetable for the printing, filing and public dissemination of eFunds's annual and quarterly financial statements.

     (e) Access to Books and Records. eFunds shall provide Deluxe's internal auditors and their designees access to eFunds's and its Subsidiaries' books and records so that Deluxe may conduct reasonable audits relating to the financial statements provided by eFunds pursuant hereto as well as to the internal accounting controls and operations of eFunds and its Subsidiaries. Similarly, Deluxe shall provide eFunds's internal auditors and their designees access to Deluxe's and its Subsidiaries' books and records so that eFunds may conduct reasonable audits relating to the financial statements provided by Deluxe pursuant hereto as well as to the internal accounting controls and operations of Deluxe and its Subsidiaries.

     (f) Notice of Change in Accounting Principles. eFunds shall give Deluxe as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date. eFunds will consult with Deluxe and, if requested by Deluxe, eFunds will consult with Deluxe's Auditors with respect thereto. Deluxe shall give eFunds as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date.

     (g) Conflict with Third-Party Agreements. Nothing in Sections 4.03 and 5.01 shall require either Deluxe or eFunds to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that either Deluxe or eFunds is required under Sections 4.03 and 5.01 to disclose any such information, such party shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

     Section 5.02 No Violations.

     (a) For so long as Deluxe owns, in the aggregate, greater than or equal to 50% of the total combined voting power of all classes of eFunds Voting Stock, eFunds covenants and agrees that it will not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any of its Affiliates of (i) any provisions of applicable law or regulation, including but not limited to provisions pertaining to the Code or the Employee Retirement Income Security Act of 1974, as amended, (ii) any provision of Deluxe's Articles of Incorporation or Bylaws,
(iii) any credit agreement or other material agreements (including agreements relating to covenants not to compete) binding upon Deluxe or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Deluxe or any of its respective assets.

     (b) eFunds and Deluxe agree to provide to the other any information and documentation necessary or requested by the other for the purpose of evaluating and ensuring compliance with Section 5.02(a) hereof.

     (c) Notwithstanding the foregoing Section 5.01, nothing in this Agreement is intended to limit or restrict in any way Deluxe's rights as a stockholder of eFunds.

     Section 5.03 Other Agreements. On or prior to the consummation of the IPO, Deluxe and eFunds shall have executed and delivered to each other each of the Ancillary Agreements.

                                   ARTICLE VI
                                     OPTIONS

     Section 6.01 Options.

     (a) eFunds hereby grants to Deluxe, on the terms and conditions set forth herein, a continuing right (the "eFunds Voting Stock Option") to purchase from eFunds, at the times set forth herein, such number of shares of eFunds Voting Stock as is necessary to allow Deluxe to maintain ownership of at least 80.1% of the total combined voting power of all classes of eFunds Voting Stock. The exercise price for the shares of eFunds Voting Stock purchased pursuant to the eFunds Voting Stock Option shall be the Market Price of the eFunds Voting Stock as of the date of first delivery of notice of exercise of the eFunds Voting Stock Option by Deluxe to eFunds.

     (b) The provisions of Section 6.01(a) hereof notwithstanding, the eFunds Voting Stock Option granted pursuant to Section 6.01(a) shall not apply and shall not be exercisable in connection with the issuance by eFunds of any shares of eFunds Voting Stock pursuant to any stock option or other executive or employee benefit or compensation plan maintained by eFunds, so long as, from and after the date hereof and prior to the issuance of such shares, eFunds has repurchased from shareholders and not subsequently reissued a number of shares equal or greater to the number of shares to be issued in any such issuance.

     (c) eFunds hereby grants to Deluxe, on the terms and conditions set forth herein, a continuing right (the "eFunds Nonvoting Stock Option" and, together with the eFunds Voting Stock Option, the "Options") to purchase from eFunds, at the times set forth herein, such number of shares of eFunds Nonvoting Stock as is necessary to allow the Deluxe to own at least 80.1% of each class of outstanding eFunds Nonvoting Stock. The exercise price for the shares of eFunds Nonvoting Stock purchased pursuant to the eFunds Nonvoting Stock option shall be the price at which such eFunds Nonvoting Stock is then being sold to third parties, or, if no eFunds Nonvoting Stock is being sold, the fair market value thereof as determined in good faith by an independent investment advisor.

     Section 6.02 Notice.

     (a) At least fifteen business days prior to (i) the issuance of any shares of eFunds Voting Stock (other than in connection with the IPO, including the full exercise of all underwriters' over-allotment options granted in connection therewith) or (ii) the first date on which any event could occur that, in the absence of a full or partial exercise of the eFunds Voting Stock Option, would result in Deluxe not owning at least 80.1% of the total combined voting power of all classes of eFunds Voting Stock, eFunds will notify Deluxe in writing (a "eFunds Voting Stock Option Notice") of any plans it has to issue such shares or the date on which such event could first occur.

     (b) At least fifteen business days prior to (i) the issuance of any shares of eFunds Nonvoting Stock (other than issuances of eFunds Nonvoting Stock to Deluxe) or (ii) the first date on which any event could occur that, in the absence of a full or partial exercise of the eFunds Nonvoting Stock Option, would result in the Deluxe not owning at least 80.1% of any class of outstanding eFunds Nonvoting Stock, eFunds will notify Deluxe in writing (a "eFunds Nonvoting Stock Option Notice" and, together with a eFunds Voting Stock Option Notice, an "Option Notice") of any plans it has to issue such shares or the date on which such event could first occur. Each Option Notice must specify the date on which eFunds intends to issue such additional shares or on which such event could first occur (such issuance or event being referred to herein as an "Issuance Event" and the date of such issuance or event as an "Issuance Event Date"), the number of shares eFunds intends to issue or may issue and the other terms and conditions of such Issuance Event.

     Section 6.03 Option Exercise and Payment. The eFunds Voting Stock Option may be exercised by Deluxe for a number of shares equal to or less than the number of shares that are necessary for the Deluxe to maintain, in the aggregate, ownership of at least 80.1% of the total combined voting power of all classes of eFund Voting Stock. The eFunds Nonvoting Stock Option may be exercised by Deluxe for a number of shares equal to or less than the number of shares that are necessary for the Deluxe to own, in the aggregate, at least 80.1% of each class of outstanding eFunds Nonvoting Stock. Each option may be exercised at any time after receipt of an applicable Option Notice and prior to the applicable Issuance Event Date by the delivery to eFunds of a written notice to such effect specifying (i) the number of shares of eFunds Voting Stock or eFunds Nonvoting Stock, as the case may be, to be purchased by Deluxe and (ii) a calculation of the exercise price for such shares. Upon any such exercise of either Option, eFunds will, prior to the applicable issuance Event Date, deliver to Deluxe, against payment therefore, certificates (issued in the name of Deluxe) representing the shares of eFunds Voting Stock or eFunds Nonvoting Stock, as the case may be, being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by eFunds, for the full purchase price for such shares.

     Section 6.04 Effect of Failure to Exercise. Except as provided in Section 6.06, any failure by Deluxe to exercise either Option, or any exercise for less than all shares purchasable under either Option, in connection with any particular Issuance Event shall not affect Deluxe's right to exercise the relevant Option in connection with any subsequent Issuance Event.

     Section 6.05 Termination of Options. The Options shall terminate upon the occurrence of any Issuance Event that, after considering Deluxe's response thereto and to any other Issuance Events, results in Deluxe owning, in the aggregate, less than 45% of the total combined voting power of all classes of eFunds Voting Stock, other than any Issuance Event in violation of this Agreement.

                                   ARTICLE VII
                                 INDEMNIFICATION

     Section 7.01 Indemnification Procedures.

     (a) Deluxe shall indemnify eFunds and each of its Subsidiaries and their respective officers, directors, employees, agents and representatives (each, an "eFunds Indemnified Party") and hold them harmless against any and all Losses resulting from, relating to or arising out of (i) any breach of, or failure to perform, any agreement of Deluxe contained in this Agreement or (ii) any third party claims arising in connection with the performance by Deluxe of its agreements contained in this Agreement.

     (b) eFunds shall indemnify Deluxe and each of its Subsidiaries and their respective officers, directors, employees, agents and representatives (each, a "Deluxe Indemnified Party") and hold them harmless against any and all Losses resulting from, relating to or arising out of (i) any breach of or failure to perform any agreement of eFunds contained in this Agreement or (ii) any third party claims arising in connection with the performance by eFunds of its agreements contained in this Agreement.

     (c) The indemnification procedures set forth in Section 7.01(d) herein are applicable to any indemnity granted pursuant to the Ancillary Agreements (other than the Tax-Sharing Agreement).

     (d) If a claim or demand is made against an Indemnified Party by any Person who is not a party to the Ancillary Agreements (a "Third Party Claim") as to which such Indemnified Party is entitled to indemnification pursuant to the Ancillary Agreements, such Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, as promptly as practicable, but in any event no later than 15 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under the Ancillary Agreements except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under the Ancillary Agreements. If the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), if it gives notice of its intention to do so to the Indemnified Party within 15 business days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party, subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party, subject to reimbursement of reasonable out-of-pocket expenses. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) unless such settlement is solely for money and includes an unconditional release of each Indemnified Party from any and all Losses arising out of such action, claim, suit or proceeding and would not otherwise adversely affect the Indemnified Party. No such Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed.

     (e) All Persons who by their relationship to a party to this agreement (including, without limitation all Affiliates of such party and all officers, directors, employees and agents of such party and its Affiliates) are, or may become, entitled to indemnification hereunder or under the Ancillary Agreements (other than the Tax-Sharing Agreement) shall, as a condition of their rights to indemnification hereunder or thereunder, be deemed to have granted such party an irrevocable power of attorney, coupled with an interest, with respect to all matters for which any determination may be made, action may be taken or consent may be given or withheld under this section 7.01, including, without limitation, any determination regarding selection of counsel and any consent regarding settlement, and any such determination, action or consent made, taken, given or withheld by such party shall be binding up such Person as if made, taken, given or withheld by such Person personally.

     (f) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     (g) In the event any Indemnified Party should have a claim against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 business days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed the liability with respect to such claim, the Chief Financial Officer of eFunds and the Chief Financial Officer of Deluxe will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 days after the delivery of the Indemnified Party's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota, by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein. The parties will jointly appoint a mutually acceptable independent arbitrator, seeking assistance in such regard from the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. Each of Deluxe, on the one hand, and eFunds, on the other, shall bear its own fees and expenses in connection with such arbitration and shall bear 50% of the fees and expenses of the arbitrator.

                                  ARTICLE VIII
             CONDITION TO CONSUMMATION OF TRANSACTIONS; TERMINATION

     Section 8.01 Condition. Consummation of the transactions provided for in this Agreement and the Ancillary Agreements is conditioned upon, and shall only be effected upon or after (i) the final approval of the IPO by the Board of Directors of eFunds and Deluxe, and (ii) the closing of the IPO.

     Section 8.02 Termination. This Agreement may be terminated and the IPO and Distribution abandoned by the Board of Directors of Deluxe in its sole discretion, without the approval of eFunds at any time prior to the IPO Effective Date or Distribution Date, as applicable. In the event of any such termination, no party shall have any liability of any kind to the other party.

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.01 Limitation of Liability. Neither Deluxe nor eFunds shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement.

     Section 9.02 Further Assurances. Each party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement and the Ancillary Agreements and the translations contemplated thereby.

     Section 9.03 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the party against which such waiver is to be asserted. Unless other expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operates as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

     Section 9.04 Remedies. Each of Deluxe and eFunds acknowledges and agrees that under certain circumstances the breach by Deluxe or any of its Affiliates or eFunds or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

     Section 9.05 Performance. Each of the parties hereto shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.

     Section 9.06 References; Construction. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a "Section" or an "Exhibit" shall be deemed to refer to a section of this Agreement or an exhibit to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

     Section 9.07 Amendments. This Agreement shall not be supplemented, amended or modified in any manner whatsoever (including without limitation by course of dealing or of performance or usage of trade) except in writing signed by the parties.

     Section 9.08 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as set forth below, this Agreement may not be assigned by any party by operation of law or otherwise without the express written consent of the other party (which consent may be granted or withheld). The option granted to Deluxe pursuant to Article VII hereof may be assigned to any Subsidiary of Deluxe.

     Section 9.09 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, that, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

     Section 9.10 Entire Agreement. Other than the Assignment and Assumption Agreement and the Ancillary Agreements, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

     Section 9.11 Notices. All notices, consents, requests, approvals, and other communications provided for or required herein, and all legal process in regard thereto, must be in writing and shall be deemed validly given, made or served,
(a) when delivered personally or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent

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

in accordance with subsection (c) below; or (b) on the next business day after delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery; or (c) on the fifth (5th) day after deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following addresses or to such other address as the party to be notified shall have specified to the other party in accordance with this section:

     If to Deluxe:

              Deluxe Corporation
              3680 Victoria Street North
              Shoreview, Minnesota 55126
              Attn:    Chief Financial Officer
              Facsimile:
              Copy to:  General Counsel
              Facsimile:

     If to eFunds:

              eFunds Corporation
              400 West Deluxe Parkway
              P.O. Box 12536
              Milwaukee, Wisconsin 53212
              Attn:    Chief Financial Officer
              Facsimile:
              Copy to:  General Counsel
              Facsimile:

     Section 9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. Each of the parties hereto agrees that any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the court of the State of Minnesota sitting in the County of Hennepin or the United States District Court for the District of Minnesota and the appellate court having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal suit, action or proceeding relating to this Agreement or any transaction contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of Minnesota sitting in the County of Hennepin or the United States District Court for the District of Minnesota and appellate court having jurisdiction of appeals in such courts, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action, or proceeding shall be heard and determined in such Minnesota State court or, to the extent permitted by law, in such federal court;

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

     (b) consents that any such suit, action or proceeding may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction or any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party in its address as provided in Section 9.11 hereof;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Minnesota law; and

     (e) agrees that this Agreement has been entered into in the State of Minnesota and performed in part in the State of Minnesota.

     Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

                                       DELUXE CORPORATION


                                       By:
                                          ----------------------------------
                                          Name:
                                          Title:


                                       EFUNDS CORPORATION


                                       By:
                                          ----------------------------------
                                          Name:
                                          Title:

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